United Security Bancshares -
Fourth Quarter Profits: $2.9 million

FRESNO, CA, January 28, 2014. United Security Bancshares (http://www.unitedsecuritybank.com/) (Nasdaq Global Select: UBFO) reported today unaudited consolidated net income of $2,945,000 or $0.20 per basic and diluted common share for the quarter ended December 31, 2013 and $7,269,000 or $0.49 per basic and diluted common share for the year ended December 31, 2013, as compared to $1,479,000 or $0.09 per basic and diluted common shares for the quarter ended December 31, 2012 and $6,069,000 or $0.41 per basic and diluted shares for the year ended December 31, 2012.

Annualized return on average equity (ROAE) for the quarter ended December 31, 2013 was 15.8%, compared to 8.56% for the same period in 2012, and was 10.09% for the year ended December 31, 2013, compared to 9.20% for the year ended December 31, 2012. Annualized return on average assets (ROAA) was 1.79% for the three months ended December 31, 2013, compared to 0.93% for the same period in 2012, and was 1.13% for the year ended December 31, 2013 compared to 0.97% for the year ended December 31, 2012.

Change in net income on a quarter-to-quarter comparative basis between the fourth quarters of 2013 and 2012 is largely the result of a $2,686,000 reversal of valuation allowance on deferred tax during the quarter ended December 31, 2013. Partially offsetting the reversal of valuation allowance during the quarter ended December 31, 2013, compared to the same period ended December 31, 2012, was a decrease of $209,000 in interest income. On a twelve month comparative basis, changes in income were the result of a $2,117,000 decrease in provision for credit losses, a $2,686,000 reversal on valuation allowance on deferred tax, and a $663,000 decrease in net cost of operation on OREO, offset by a decrease of $1,739,000 on gains realized on the sale of other investments and a $2,149,000 decrease in total interest income.

The Board of Directors of United Security Bancshares declared a fourth quarter 2013 stock dividend of one percent (1%) on December 17, 2013. The stock dividend was payable to shareholders of record on January 10, 2014, and the shares will be issued on January 22, 2014.

Dennis R. Woods, President and Chief Executive Officer of the Company, states, “2013 provided a great deal of positive momentum for the Bank with reductions in non-performing assets and stronger net income. The reversal of all $2.7 million of the allowance for deferred taxes is a further indication that the dynamics of the Company are improving. We continue to see improvements in both the local and the national economy and look forward to continued success in 2014.” Shareholders’ equity at December 31, 2013 was $76,543,000, up $7,102,000 from shareholders’ equity of $69,441,000 at December 31, 2012.

Net interest income before provision for credit losses for the quarter ended December 31, 2013 totaled $5,362,000 and $21,391,000 for the year ended December 31, 2013, a decrease of $62,000 from $5,424,000 reported for the quarter ended December 31, 2012 and a decrease of $1,699,000 from the $23,090,000 reported for the year ended December 31, 2012, respectively. The net interest margin was 3.72% for the quarter ended December 31, 2013, and 3.87% for the year ended December 31, 2013, as compared to 4.03% for the quarter ended December 31, 2012 and 4.40% for the year ended December 31, 2012. The Company continues to experience a decline in net interest margin due to decreases in loan and investment income.

Noninterest income for the quarter ended December 31, 2013 totaled $929,000, reflecting an increase of $478,000 from $451,000 in noninterest income reported for the quarter ended December 31, 2012. Noninterest income for the year ended December 31, 2013 totaled $3,968,000, reflecting a decrease of $1,508,000 from $5,476,000 in noninterest income reported for the year ended December 31, 2012. Customer service fees continue to provide the majority of the Company's noninterest income, totaling $902,000 for the quarter ended December 31, 2013, as compared to $883,000 for the quarter ended December 31, 2012, and $3,456,000 and $3,583,000 for the year ended December 31, 2013 and 2012, respectively. Changes in noninterest income on a quarter-to-quarter comparative basis between the fourth quarters of 2013 and 2012 are largely the result of $233,000 in reduction in losses on fair value option of financial assets during the quarter ended December 31, 2013. The Company recorded a $68,000 impairment loss on investments during the quarter ended December 31, 2012, compared to no loss for the same period ended December 31, 2013. On a year over year comparative basis, non-interest income decreased primarily due to a $1,739,000 gain on sale of investment during the year ended December 31, 2012, compared to no gain for the same period ended December 31, 2013.

Noninterest expense totaled $5,902,000 for the quarter ended December 31, 2013, a increase of $358,000 as compared to $5,544,000 reported for the quarter ended December 31, 2012. For the year ended December 31, 2013, noninterest expense totaled $19,083,000, a decrease of $862,000 as compared to $19,945,000 for the year ended December 31, 2012. Between the fourth quarters of 2013 and 2012, professional fees and regulatory assessments decreased $476,000 and $233,000, respectively, partially offset by increases in salaries expense and loss on tax credit partnership. On a twelve month comparative basis, noninterest expense decreased primarily due to a $271,000 net cost on OREO during the year ended December 31, 2013, compared to a net cost on OREO of $934,000 for the same period ended December 31, 2012.

The Company had a provision for loan loss of $22,000 for the quarter ended December 31, 2013 and a negative provision for loan loss of $1,098,000 for the year ended December 31, 2013, compared to a provision of $9,000 for the quarter ended December 31, 2012 and $1,019,000 for the year ended December 31, 2012. Net loan recoveries totaled $414,000 for the quarter ended December 31, 2013 and $302,000 for the year ended December 31, 2013, as compared to net recoveries of $615,000 for the quarter ended December 31, 2012, and net charge-offs of $2,883,000 for the year ended December 31, 2012. With a modest recovery in the economy and real estate markets within our service area, we have maintained an adequate allowance for loan losses which totaled 2.78% of total loans at December 31, 2013 compared to 2.95% of total loans at December 31, 2012. In determining the adequacy of the allowance for loan losses, Management's judgment is the primary determining factor for establishing the amount of the provision for loan losses and management considers the allowance for loan and lease losses at December 31, 2013 to be adequate.

Non-performing assets, comprised of nonaccrual loans, troubled debt restructures (TDR), other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased approximately $15,026,000 between December 31, 2012 and December 31, 2013. Additionally, nonperforming assets as a percentage of total assets decreased from 7.25% at December 31, 2012 to 5.04% at December 31, 2013. Nonaccrual loans decreased $1,084,000 between December 31, 2012 and December 31, 2013, while OREO, decreased $9,986,000 during the same period. Impaired loans totaled $18,132,000 at December 31, 2013, a decrease of $3,799,000 from the balance of $21,931,000 at December 31, 2012.

United Security Bancshares is a $630+ million bank holding company headquartered in Fresno, California. United Security Bank, its principal subsidiary is a California state chartered bank with 11 branches serving the Central Valley and Campbell, and is a member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the Company’s possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the Company’s ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company’s market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in laws, and regulations on the Company and its business; (8) changing bank regulatory conditions, policies, whether arising as new legislation or regulatory initiatives or changes in our regulatory classifications, that could lead to restrictions on activities of banks generally or as to the Bank, including specifically the formal order between the Federal Reserve Bank of San Francisco and the Company and the Bank, (9) failure to comply with the written regulatory agreement under which the Company is subject and (10) unknown economic impacts caused by the State of California’s budget issues, including the effect on Federal spending do to sequestration required by the Budget Control Act of 2011. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels and affect the ability of borrowers to repay loans. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and particularly the section of Management’s Discussion and Analysis. Readers should carefully review all disclosures we file from time to time with the Securities and Exchange Commission ("SEC").

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31, 2013	December 31, 2012
Assets
Cash and noninterest-bearing deposits in other banks	20,193	27,481
Cash and due from Federal Reserve Bank	115,019	114,146
Cash and cash equivalents	135,212	141,627
Interest-bearing deposits in other banks	1,515	1,507
Investment securities (AFS at market value)	43,616	31,844
Loans and leases, net of unearned fees	395,013	400,033
Less: Allowance for credit losses	(10,988)	(11,784)
Net loans	384,025	388,249
Premises and equipment - net	12,122	12,262
Other real estate owned	13,946	23,932
Goodwill and intangible assets	4,550	4,737
Cash surrender value of life insurance	17,203	16,681
Deferred income taxes	11,630	9,724
Other assets	12,110	18,314
Total assets	635,929	648,877
Deposits:
Noninterest bearing demand deposits	214,317	217,014
Money market, NOW, and savings	244,686	246,888
Time	83,486	99,385
Total deposits	542,489	563,287
Accrued interest payable	44	71
Other liabilities	5,728	6,010
Junior subordinated debentures (at fair value)	11,125	10,068
Total liabilities	559,386	579,436
Shareholders' equity:

Common stock, no par value 20,000,000 shares authorized, 14,799,888 issued and outstanding at December 31, 2013, and 14,217,303 at December 31, 2012	45,778	43,173
Retained earnings	30,884	26,179
Accumulated other comprehensive income	(119)	89
Total shareholders' equity	76,543	69,441
Total liabilities and shareholders' equity	$635,929	$648,877

United Security Bancshares
Consolidated Statements of Income (unaudited)
(in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Interest income:
Interest and fees on loans	$5,414	$5,507	$21,979	$23,184
Interest on investment securities	208	347	703	1,720
Interest on deposits in FRB	89	67	312	224
Interest on deposits in other banks	2	1	8	23
Total interest income	5,713	5,922	23,002	25,151
Interest expense:
Interest on deposits	287	435	1,330	1,791
Interest on other borrowed funds	64	63	281	270
Total interest expense	351	498	1,611	2,061
Net interest income before provision for credit losses	5,362	5,424	21,391	23,090
Provision for credit losses	22	9	(1,098)	1,019
Net interest income	5,340	5,415	22,489	22,071
Non-interest income:
Customer service fees	902	883	3,456	3,583
Increase in cash surrender value of bank owned life insurance	139	137	556	564
Impairment loss on investment securities, other than temporary loss	—	(68)	—	(284)
Loss on Fair Value Option of Financial Assets	(257)	(490)	(776)	(774)
Loss on sale of securities	—	(185)	—	(195)
Gain on sale of other investment	—	—	—	1,739
Other non-interest income	145	174	732	843
Total non-interest income	929	451	3,968	5,476
Non-interest expense:
Salaries and employee benefits	2,530	2,406	9,214	9,082
Occupancy expense	985	940	3,678	3,548
Data processing	59	24	185	77
Professional fees	139	615	1,275	1,707
Regulatory assessments	118	351	1,150	1,409
Director fees	57	60	232	256
Amortization of intangibles	47	56	187	304
Correspondent bank service charges	58	78	287	313
Loss (gain) on California tax credit partnership	102	(168)	253	39
Net cost on operation of OREO	1,307	696	271	934
Other non-interest expense	500	486	2,351	2,276
Total non-interest expense	5,902	5,544	19,083	19,945
Income before income tax provision	367	322	7,374	7,602
Provision for (Benefit from) income taxes	(2,578)	(1,157)	105	1,533
Net Income	$2,945	$1,479	$7,269	$6,069

United Security Bancshares
Selected Financial Data (unaudited)
(in thousands, except per share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Basic earnings per share	$0.20	$0.09	$0.49	$0.41
Diluted earnings per share	$0.20	$0.09	$0.49	$0.41
Weighted average basic shares for EPS	14,799,888	14,789,001	14,798,135	14,789,001
Weighted average diluted shares for EPS	14,804,338	14,789,001	14,799,037	14,789,001

Annualized return on:
Average assets	1.79%	0.93%	1.13%	0.97%
Average equity	15.80%	8.56%	10.09%	9.20%
Yield on interest-earning assets	3.96%	4.40%	4.15%	4.79%
Cost of interest-bearing liabilities	0.40%	0.56%	0.47%	0.60%
Net interest margin	3.72%	4.03%	3.87%	4.40%
Annualized net charge-offs (recoveries) to average loans	(0.42)%	(0.64)%	(0.08)%	0.74%

	December 31, 2013	December 31, 2012
Shares outstanding - period end	14,799,888	14,217,303
Book value per share	$5.17	$4.88
Tangible book value per share	$4.86	$4.55
Efficiency ratio	73.45%	70.47%
Total nonperforming assets	$32,048	$47,074
Nonperforming assets to total assets	5.04%	7.25%
Total Impaired loans	$18,132	$21,931
Total nonaccrual loans	$12,341	$13,425
Allowance for credit losses to total loans	2.78%	2.95%